SCHEDULE 14A

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                                (Amendment No. )

[X]      Filed by Registrant

[ ]      Filed by a Party other than the Registrant

Check the appropriate box:

[ ]      Preliminary Proxy Statement
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Under Rule 14a-12


                               STEVEN MADDEN, LTD.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)



--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

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                  computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it
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         4)       Proposed maximum aggregate value of transaction:

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

[ ]      Fee paid previously with preliminary materials:

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[ ]      Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration
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

                               STEVEN MADDEN, LTD.
                              52-16 BARNETT AVENUE
                           LONG ISLAND CITY, NY 11104

                    ----------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 23, 2003

                    ----------------------------------------

To the Stockholders of Steven Madden, Ltd.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of the Company will be held on May 23, 2003, at the Company's showroom located at 1370 Avenue of the Americas, 12th Floor, New York, New York at 10:00 a.m., local time, and thereafter as it may from time to time be adjourned, for the purposes stated below.

     1. To elect nine (9) directors to the Board of Directors of the Company for a one (1) year term;

     2. To approve an amendment to the Company's 1999 Stock Plan (i) to increase the maximum number of shares of the Company's common stock available for issuance under the plan from 2,280,000 shares to 2,920,000 shares; (ii) to provide that the exercise price of an option granted under the plan shall be no less than the fair market value of the Company's common stock on the date of grant (except to the extent otherwise provided in agreements with the Company dated prior to the effective date of the amendment) and (iii) to prohibit the Board from amending the terms of any option granted pursuant to the plan to reduce the option price;

     3. To ratify the appointment of Eisner LLP as independent public accountants for the Company for fiscal year 2003; and

     4. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     All stockholders are cordially invited to attend the Annual Meeting. Only those stockholders of record at the close of business on April 22, 2003 are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available at the Meeting.


                                       BY ORDER OF THE BOARD OF DIRECTORS



April 23, 2003                         /s/ JAMIESON A. KARSON
                                       -----------------------------------------
                                       Jamieson A. Karson
                                       Chief Executive Officer

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE DATE AND SIGN THE ENCLOSED FORM OF PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE TO AMERICAN STOCK TRANSFER & TRUST COMPANY, 40 WALL STREET, NEW YORK, NEW YORK 10005.

                               STEVEN MADDEN, LTD.
                              52-16 Barnett Avenue
                           Long Island City, NY 11104

                                 PROXY STATEMENT

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Steven Madden, Ltd., a Delaware corporation (the "Company"), for use at the annual meeting of the Company's stockholders to be held at the Company's showroom located at 1370 Avenue of the Americas, 12th Floor, New York, New York on May 23, 2003 at 10:00 a.m., local time, and at any adjournments thereof (the "Annual Meeting").

     The Annual Meeting has been called to consider and take action on the following proposals: (i) to elect nine (9) directors to the Board of Directors of the Company for a one (1) year term, (ii) to approve an amendment to the Company's 1999 Stock Plan (the "Plan") (x) to increase the maximum number of shares of the Company's common stock available for issuance under the plan from 2,280,000 shares to 2,920,000 shares; (y) to provide that the exercise price of an option granted under the plan shall be no less than the fair market value of the Company's common stock on the date of grant (except to the extent otherwise provided in agreements with the Company dated prior to the effective date of the amendment) and (z) to prohibit the Board from amending the terms of any option granted pursuant to the plan to reduce the option price, (iii) to ratify the selection of Eisner LLP as independent public accountants for the Company for fiscal year 2003, and (iv) to transact such other business as may properly come before the Annual Meeting or any adjournments thereof. The Board of Directors knows of no other matters to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the proxy will vote on such other matters and/or for other nominees in accordance with their best judgment. The Company's Board of Directors recommends that the stockholders vote in favor of each of the proposals. Only holders of record of common stock, $.0001 par value (the "Common Stock"), of the Company at the close of business on April 22, 2003 (the "Record Date") will be entitled to vote at the Annual Meeting.

     The principal executive offices of the Company are located at 52-16 Barnett Avenue, Long Island City, NY 11104 and its telephone number is (718) 446-1800. The approximate date on which this Proxy Statement, the proxy card and other accompanying materials are first being sent or given to stockholders is April 28, 2003. The Company's Annual Report for the fiscal year ended December 31, 2002, including audited financial statements, is being sent to stockholders together with this Proxy Statement.

                 INFORMATION CONCERNING SOLICITATION AND VOTING

     As of the Record Date, there were outstanding 12,858,705 shares of Common Stock (excluding treasury shares) held by approximately 68 holders of record and 2,636 beneficial owners. Only holders of shares of Common Stock on the Record Date will be entitled to vote at the Annual Meeting. The holders of Common Stock are entitled to one vote on all matters presented at the meeting for each share held of record. The presence in person or by proxy of holders of record of a majority of the shares outstanding and entitled to vote as of the Record Date shall be required for a quorum to transact business at the Annual Meeting. If a quorum should not be present, the Annual Meeting may be adjourned until a quorum is obtained. Each nominee to be elected as a director named in Proposal 1 must receive a plurality of the votes cast by the holders of Common Stock present in person or represented by proxy at the Annual Meeting with respect to such proposal. Each of the amendment to the Company's 1999 Stock Plan described in Proposal 2 and the ratification of the selection of Eisner LLP as independent public accountants of the Company for fiscal year 2003 described in Proposal 3 must be approved by the affirmative vote of the holders of a majority of the total votes cast on such proposals in person or by proxy. Abstentions and broker non-votes are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum of shares is present at the meeting. An abstention from a vote with respect to Proposal 1 will have no effect. An abstention from a vote with respect to Proposal 2 or 3 will have the same practical effect as a vote against such proposal. Broker "non-votes" are not deemed to be "votes cast." As a result, broker "non-votes" are not included in the tabulation of the voting result on the election of directors or issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition in such tabulations and as such will have the practical effect of reducing the number of affirmative votes required to achieve a majority vote for a matter by reducing the total number of shares from which a majority is calculated. Brokers who hold shares in street name may vote on behalf of beneficial owners with respect to Proposals 1, 2, 3 and 4. The approval of all other matters to be considered at the Annual Meeting requires the affirmative vote of a majority of the eligible votes cast at the Annual Meeting on such matters.

     The expense of preparing, printing and mailing this Proxy Statement, the exhibits hereto and the proxies solicited hereby will be borne by the Company. In addition to the use of the mails, proxies may be solicited by officers and directors and regular employees of the Company, without additional remuneration, by personal interviews, telephone, telegraph or facsimile transmission. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of Common Stock held of record and will provide reimbursements for the cost of forwarding the material in accordance with customary charges. The Company has entered into an agreement with The Proxy Advisory Group of Strategic Stock Surveillance, LLC to assist the Company in the solicitation of proxies for the Annual Meeting. Under the agreement, the Company has agreed to pay The Proxy Advisory Group of Strategic Stock Surveillance, LLC a fee of approximately $7,500 plus disbursements.

     Proxies given by stockholders of record for use at the Annual Meeting may be revoked at any time prior to the exercise of the powers conferred. In addition to revocation in any other manner permitted by law, stockholders of record giving a proxy may revoke the proxy by an instrument in writing, executed by the stockholder or his attorney authorized in writing or, if the stockholder is a corporation, under its corporate seal, by an officer or attorney thereof duly authorized, and deposited either at the corporate headquarters of the Company at any time up to and including the last business day preceding the day of the Annual Meeting, or any adjournment thereof, at which the proxy is to be used, or with the chairman of such Annual Meeting on the day of the Annual Meeting or adjournment thereof, and upon either of such deposits the proxy is revoked.

     ALL PROXIES RECEIVED WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED ON SUCH PROXIES. PROXIES WILL BE VOTED IN FAVOR OF A PROPOSAL IF NO CONTRARY SPECIFICATION IS MADE. ALL VALID PROXIES OBTAINED WILL BE VOTED AT THE DISCRETION OF THE PERSONS NAMED IN THE PROXY WITH RESPECT TO ANY OTHER BUSINESS THAT MAY COME BEFORE THE ANNUAL MEETING.

     None of the matters to be acted on at the Annual Meeting give rise to any statutory right of a stockholder to dissent and obtain the appraisal of or payment for such stockholder's shares.

                                  PROPOSAL ONE

                TO ELECT NINE DIRECTORS TO SERVE FOR ONE YEAR AND
           UNTIL THEIR SUCCESSORS HAVE BEEN DULY ELECTED AND QUALIFIED

     Under the Amended and Restated By-Laws of the Company (the "By-Laws"), the Board of Directors of the Company is required to be comprised of a minimum of one (1) director. Subject to the foregoing limitation, the number of directors may be fixed from time to time by action of the directors. The Company's board presently consists of ten (10) directors whose terms expire at the Annual Meeting.

     The Board has nominated nine (9) candidates to serve as directors. The names and biographical summaries of the nine (9) persons who have been nominated by the Board of Directors to stand for election at the Annual Meeting have been provided below for your information. The Board of Directors has proposed that these persons be elected at the Annual Meeting to serve until the next annual meeting of stockholders. Proxies will be voted for the election of the nine (9) nominees listed below as directors of the Company unless otherwise specified on the proxy. A plurality of the votes of shares of Common Stock present in person or represented by proxy at the Annual Meeting will be necessary to elect the directors listed below. If, for any reason, any of the nominees shall be unable or unwilling to serve, the proxies will be voted for a substitute nominee who will be designated by the Board of Directors at the Annual Meeting. Stockholders may abstain from voting by marking the appropriate boxes on the enclosed proxy. Abstentions shall be counted separately and shall be used for purposes of calculating whether a quorum is present at the meeting.

Biographical Summaries of Nominees for the Board of Directors

     Charles A. Koppelman has been a director of the Company since June 1998 and Chairman of the Board since July 1, 2001. Previously Mr. Koppelman was acting Chairman of the Board from June 2000 to July 2001. Presently, Mr. Koppelman serves as Chairman of CAK Entertainment, Inc. From 1988 to 1997, Mr. Koppelman served first as Chairman and Chief Executive Officer of EMI Music Publishing and then as Chairman and Chief Executive Officer of EMI Records Group, North America.

     Jamieson A. Karson has been the Chief Executive Officer of the Company and Vice Chairman of the Board of Directors of the Company since July 1, 2001. Mr. Karson has been a director of the Company since January 2, 2001. Prior to joining the Company as Chief Executive Officer, Mr. Karson practiced law for over 17 years. He was a partner in the New York City law firm of Tannenbaum Helpern Syracuse & Hirshtritt LLP from January 1, 1997 through June 30, 2001, where he served on the firm's three person Finance Committee. He was a partner at the law firm of Karson McCormick from February 1992 through December 31, 1996. Prior to that, Mr. Karson was an associate attorney at the law firm of Shea & Gould.

     Arvind Dharia has been the Chief Financial Officer of the Company since October 1992 and a director since December 1993. From December 1988 to September 1992, Mr. Dharia was Assistant Controller of Millennium III Real Estate Corp.

     Gerald Mongeluzo has been a director of the Company since July 2001. Mr. Mongeluzo has been President of Adesso-Madden, Inc., a wholly owned subsidiary of the Company, since September 1995. Previously, Mr. Mongeluzo was the founder and President of Adesso Shoes, Inc., a buying agent of private label shoes. From 1987 through 1991, Mr. Mongeluzo was the President of the Prima Barabaro Division of Cells Enterprise, Inc. Mr. Mongeluzo founded Prima Shoes, Inc., a buying agent of private label shoes, and served as its President from 1974 to 1987.

     Marc S. Cooper has been a director of the Company since July 2001. Mr. Cooper has served as a Managing Director of Peter J. Solomon Company in its Mergers and Acquisitions Department since May 1999. Previously, Mr. Cooper worked at Barington Capital Group from March 1992 to May 1999, where he was a founding member and Vice Chairman overseeing its investment banking operations. Prior to his tenure with Barington Capital Group, Mr. Cooper spent three years as a partner of Scharf Brothers, a private merchant banking firm. Currently, Mr. Cooper serves as a director of Thinking Tools, Inc. and North Atlantic Trading Company, Inc.

     Roger Gladstone has been a director of the Company since February 2003. Since 1998, Mr. Gladstone has served as Co-Chairman of Firebrand Financial Group, Inc., a brokerage and investment banking firm, and has served as a registered representative with EarlyBirdCapital, Inc., an online investment bank, since 2001. In addition, Mr. Gladstone has served as Chairman of Premium Asset Recovery Corporation, an adjustment and collection services company, since 1997. Previously, Mr. Gladstone has served as President of Shochet Securities, a brokerage firm, from 1999 to 2001.

     John L. Madden has been a director of the Company since the Company's inception. Since April 1998, Mr. Madden has owned and managed a branch office of Tradeway Securities Group, Inc. in Florida. From May 1996 through December 1996, Mr. Madden formed JLM Consultants, Inc. which acted as a branch office of Merit Capital, Inc. for several broker-dealers. From May 1994 to May 1996, Mr. Madden served as Vice President of Investments for GKN Securities, Inc. From August 1993 to April 1994, Mr. Madden was employed by Biltmore Securities, Inc. as Managing Director and registered sales representative. Mr. Madden is the brother of Steven Madden, the Company's former Chief Executive Officer and current Creative and Design Chief. See "Certain Legal Proceedings".

     Peter Migliorini has been a director of the Company since October 1996. Mr. Migliorini has served as Sales Manager for Greschlers, Inc., a supply company located in Brooklyn, New York since 1994. From 1987 to 1994 Mr. Migliorini served as Director of Operations for Mackroyce Group. Mr. Migliorini has previously served in a number of capacities, ranging from Assistant Buyer to Chief Planner/Coordinator for several shoe companies including Meldisco Shoes, Perry Shoes, and Fasco Shoes.

     Awadhesh Sinha has been a director of the Company since October 2002. Mr. Sinha has served as Chief Operating Officer and Chief Financial Officer of Salant Corporation, a company that designs, manufactures and markets men's clothing, since 1998. Mr. Sinha has worked for Salant Corporation for 22 years.

Recommendation of the Board of Directors

     The Board of Directors unanimously recommends a vote FOR the election of Messrs. Charles A. Koppelman, Jamieson A. Karson, Arvind Dharia, Gerald Mongeluzo, Marc Cooper, Roger Gladstone, John L. Madden, Peter Migliorini and Awadhesh Sinha. Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted FOR the election of the above listed nominees and AGAINST any other nominees.

Director Compensation

     Directors who are also employees of the Company are not paid any fees or other remuneration for service on the Board or any of its Committees. In 2002 each non-employee director received the following compensation: (i) a grant of options to purchase 10,000 shares of Common Stock at an exercise price per share equal to two dollars ($2.00) above the fair market value of the Common Stock on the date of grant and (ii) thirty five thousand dollars ($35,000) in immediately available funds. As of January 1, 2003, each non-employee director is entitled to the following annual compensation: (i) a grant of options to purchase 10,000 shares of Common Stock at an exercise price per share equal to the fair market value of the Common Stock on the date of grant and (ii) fifty thousand dollars ($50,000) in immediately available funds; however, the chairperson of the Audit Committee will receive sixty thousand dollars ($60,000) in immediately available funds. In addition, non-employee directors are reimbursed by the Company for all expenses related to attending meetings.

     On July 18, 2000, the Company granted Mr. Koppelman 50,000 options at an exercise price of $7.00 per share as compensation for assuming the duties of Chairman of the Board of the Company pursuant to a letter agreement between the Company and Mr. Koppelman (the "Option Letter"). These options vested on July 18, 2000 and will expire on July 18, 2005. The Option Letter provided that if Mr. Koppelman continued his service as acting Chairman of the Board, he was entitled to receive 75,000 options at an exercise price of $7.00 per share which options were issued on May 31, 2001. In addition, he was also entitled to receive 75,000 options on each of May 31, 2002, 2003 and 2004 at an exercise price per share equal to the closing bid price of the Company's common stock on the date of grant (the "Additional Options"). In connection with the execution of his current agreement with the Company, Mr. Koppelman surrendered all of the Additional Options. In October 2002, the Compensation Committee of the Board of Directors determined that it was in the best interests of the Company that Mr.

Koppelman's current agreement not be extended beyond its June 30, 2003 expiration date. Therefore, as of July 1, 2003, Mr. Koppelman will be compensated for his services as a director in the same manner as the other outside directors on the Board. See "Agreement with the Chairman of the Board."

Meetings and Committees of the Board of Directors

     The Board of Directors met four (4) times during the fiscal year ended December 31, 2002. The Board of Directors has standing Audit, Real Estate and Compensation Committees. In addition, the Company has an Ad Hoc Committee made up of certain board members and executive officers which meets bi-monthly to discuss general issues regarding the business and strategic growth of the Company. The Board of Directors does not have a standing Nominating Committee. After over two years of valued service, Heywood Wilansky, a member of the Audit, Compensation and Real Estate Committees for the year ended December 31, 2002, will not be standing for re-election. As of February 1, 2003, Mr. Wilansky was appointed as the President and Chief Executive Officer of Filene's Basement Inc. and, given his new duties and responsibilities, Mr. Wilansky decided to retire from his position as a Director of the Company after the Company's 2003 Annual Meeting.

Audit Committee

     During the year ended December 31, 2002, the Audit Committee of the Board of Directors consisted of directors Peter Migliorini, Heywood Wilansky, Marc Cooper and Awadhesh Sinha. The Audit Committee is comprised of directors who are "independent" for purposes of The Nasdaq Stock Market listing standards. The Audit Committee is primarily responsible for reviewing the services performed by the Company's independent public accountants, evaluating the Company's accounting policies and its system of internal controls, and reviewing significant finance transactions. During 2002, the Audit Committee met five (5) times.

     The audit functions of the Audit Committee are focused on the following areas:

     - the adequacy of the Company's internal controls and financial reporting process and the reliability of the Company's financial statements,

     - review of the financial statements and the accounting principles applied in their preparation,

     - the appointment, compensation, independence and performance of the Company's independent public accountants,

     -    the scope of the audit, and

     -    the Company's compliance with legal and regulatory requirements.

     The Audit Committee meets with management periodically to consider the adequacy of the Company's internal controls and the objectivity of its financial reporting. The Audit Committee discusses these matters with the Company's independent public accountants and with appropriate Company financial personnel. Meetings are held with the independent public accountants who have unrestricted access to the Audit Committee. In addition, the Audit Committee reviews the Company's financing plans and reports recommendations to the full Board of Directors for approval and to authorize action. The Board has adopted a written charter setting out the audit related functions the Audit Committee is to perform.

     Management has primary responsibility for the Company's financial statements and the overall reporting process, including the Company's system of internal controls. The independent public accountants audit the annual financial statements prepared by management, express an opinion as to whether those financial statements present fairly the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America and discuss with the Audit Committee any issues they believe should be raised with the Audit Committee.

     The following Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the

Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Audit Committee Report by reference therein.

                             AUDIT COMMITTEE REPORT

     The Audit Committee reviewed the Company's audited financial statements for the fiscal year ended December 31, 2002 and met with both management and Eisner LLP, the Company's independent public accountants, to discuss such audited financial statements. Management and the Company's independent public accountants have represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee has received from and discussed with Eisner LLP the written disclosure and the letter regarding the independence of Eisner LLP as required by Independence Standards Board Standard No. 1. The Audit Committee also discussed with Eisner LLP any matters required to be discussed by Statement on Auditing Standards No. 61. Based on these reviews and discussions, the Audit Committee recommended to the Board that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

                                 AUDIT COMMITTEE

                                Peter Migliorini
                                   Marc Cooper
                                Heywood Wilansky
                                 Awadhesh Sinha


Compensation Committee

     The Compensation Committee of the Board of Directors for the year ended December 31, 2002 consisted of directors Peter Migliorini and Heywood Wilansky. The Compensation Committee is primarily responsible for approving salaries, bonuses and other compensation for the Company's Chief Executive Officer and named executive officers, reviewing management recommendations relating to new incentive compensation plans and changes to existing incentive compensation plans, and administering the Company's stock plans, including granting options and setting the terms thereof pursuant to such plans (all subject to approval by the Board of Directors). During 2002, the Compensation Committee met two (2) times.

Real Estate Committee

     The Real Estate Committee of the Board of Directors for the year ended December 31, 2002 consisted of directors Jamieson A. Karson and Heywood Wilansky. The Real Estate Committee is primarily responsible for overseeing real estate transactions for the Company. In light of the Company's aggressive retail store expansion plan, the Real Estate Committee was formed to consider proposed real estate transactions for approval. During 2002, the Real Estate Committee met four (4) times.

Ad Hoc Committee

     During 2002, the Board appointed an Ad Hoc Committee which consists of Jamieson A. Karson, Charles Koppelman, John Madden, Richard Olicker and Robert Schmertz. The Ad Hoc Committee meets bi-monthly to discuss general issues regarding the business and strategic growth of the Company. The Ad Hoc Committee was formed in October 2002 and met three (3) times in 2002.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company's directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, file with the Securities and Exchange Commission ("SEC") reports of initial ownership of the Company's common stock and subsequent changes in that ownership and furnish the Company with copies of all forms they file pursuant to Section 16(a). To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company during the year ended December 31, 2002, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that: (i) Mr. Koppelman failed to timely file a Form 4 relating to the exercise of stock options that were previously granted to him and (ii) Mr. Schmertz failed to timely file a Form 4 relating to the exercise of stock options that were previously granted to him and the sale of the underlying shares of the Common Stock of the Company.

Equity Compensation Plan Information

     The following table provides information as of December 31, 2002 with respect to the Company's Common Stock that may be issued under its existing equity compensation plans: The table shows the number of securities to be issued under compensation plans that have been approved by stockholders and those that have not been so approved. The footnotes and other information following the table are intended to provide additional detail on the compensation plans.

                                                                                            Number of securities remaining
                                Number of securities to                                     available for future issuance
                               be issued upon exercise of     Weighted-average exercise       under equity compensation
                                  outstanding options,      price of outstanding options,    plans (excluding securities
       Plan category               warrants and rights           warrants and rights           reflected in column (a))
----------------------------   --------------------------   -----------------------------   ------------------------------

Equity compensation plans
approved by security holders
Equity Stock Option Plans (1)                   1,845,000                           12.41                           30,000


Equity compensation plans not
approved by security holders
Non-Qualified Options (2)                         500,000                            1.75                                0


Other (3)                                         210,000                             N/A                                0


Total                                           2,555,000                           10.14                           30,000

------------------

     1) Consists of the 1993 Incentive Stock Option Plan, the 1995 Stock Plan, the 1996 Stock Plan and the 1999 Stock Plan, as amended.

     2) In March 1995, the Company issued options to purchase 1,000,000 shares of its Common Stock to a company wholly owned by Steven Madden, the Company's former Chief Executive Officer and current Creative and Design Chief. The options were subsequently transferred to Steven Madden. The options, which are fully exercisable, have an exercise price of $1.75 and an exercise period of 10 years. As of the Record Date, 500,000 of these options remain unexercised. Unearned compensation was recorded in the amount of $575,000 which represented the difference between the exercise price and the fair value of the stock on the date of grant and was classified as a component of stockholders equity. The unamortized portion was charged to operations in 1997 in connection with Steven Madden's then-existing amended employment agreement.

     3) (a) In 2002 the Company entered into agreements with eight employees and independent contractors which agreements provide that, if such employees and independent contractors continue to be employed with the Company through specified future dates (ranging from January 1, 2004 through December 31, 2005), they each will be entitled to receive 20,000 shares of the Company's Common Stock.

          (b) In April 2002 the Company entered into an agreement with Robert Schmertz which provides that, subject to shareholder approval, if Mr. Schmertz is employed by the Company through June 30, 2005 he will be entitled to receive 50,000 shares of the Company's Common Stock. See Employment Agreements with Certain Executive Officers.

Certain Legal Proceedings

     On March 14, 2001, the Company became aware that the Securities and Exchange Commission had issued a formal order of investigation with respect to trading in the Company's securities. The Company has had no communications with the SEC with regards to this matter since it filed its Annual Report on Form 10-K for 2001.

     Between June and August 2000, eight putative securities fraud class action lawsuits have been commenced in the United States District Court for the Eastern District of New York against the Company, Steven Madden and, in five of the actions, Rhonda J. Brown (the former President and a former director of the Company) and Arvind Dharia. These actions are captioned: Wilner v. Steven Madden, Ltd., et al., 00 CV 3676 (filed June 21, 2000); Connor v. Steven Madden, et al., 00 CV 3709 (filed June 22, 2000); Blumenthal v. Steven Madden, Ltd., et al., 00 CV 3709 (filed June 23, 2000); Curry v. Steven Madden, Ltd., et al., 00 CV 3766 (filed June 26, 2000); Dempster v. Steven Madden Ltd., et al., 00 CV 3702 (filed June 30, 2000); Salafia v. Steven Madden, Ltd., et al., 00 CV 4289 (filed July 24, 2000); Fahey v. Steven Madden, Ltd., et al., 00 CV 4712 (filed August 11, 2000); Process Engineering Services, Inc. v. Steven Madden, Ltd., et al., 00 CV 5002 (filed August 22, 2000). By Order dated December 8, 2000, the Court consolidated these eight actions, appointed Process Engineering, Inc., Michael Fasci and Mark and Libby Adams as lead plaintiffs and approved their selection of lead counsel. On February 26, 2001, Plaintiffs served a Consolidated Amended Complaint. On or about October 31, 2001, plaintiffs filed a Second Consolidated Amended Class Action Complaint. The pleading names the Company, Steven Madden, Rhonda J. Brown and Arvind Dharia as defendants. It principally alleges that the Company and the individual defendants violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated under the 1934 Act by issuing false and misleading statements, and failing to disclose material adverse information, generally relating to matters arising from Mr. Madden's June 2000 indictment. The plaintiffs seek an unspecified amount of damages, costs and expenses on behalf of themselves and all other purchasers of the Company's common stock during the period June 21, 1997 through June 20, 2000. On November 30, 2001, all of the defendants served motions to dismiss the Consolidated Amended Complaint. The motions were fully briefed on January 14, 2002. Since that time, a settlement in principle of these actions has been reached, subject to execution of definitive settlement documentation, notices to class members, a hearing and approval by the District Court. The tentative settlement is within the limits of the Company's insurance coverage.

     On or about September 26, 2000, a purported shareholder derivative complaint was filed in the United States District Court for the Eastern District of New York, captioned Herrera v. Steven Madden and Steven Madden, Ltd., 00 CV 5803 (JG). The Company is named as a nominal defendant in the action. The complaint seeks to recover alleged damages on behalf of the Company from Mr. Madden arising from his June 2000 indictment and to require him to disgorge certain profits, bonuses and stock option grants he received. On January 3, 2001, plaintiff filed an Amended Shareholder's Derivative Complaint. On February 2, 2001, both the Company and Mr. Madden filed motions to dismiss the Amended Complaint because of plaintiff's failure to make a pre-litigation demand upon the Company's board of directors. On October 1, 2001, plaintiff filed a Second Amended Complaint. On November 2, 2001, the Company filed a motion to dismiss this pleading on grounds that plaintiff had failed to make a pre-litigation demand upon the Company's board of directors. On February 7, 2002, the Magistrate Judge filed a Report recommending that the Company's motion to dismiss be denied. The Company filed its objections to the Report on March 4, 2002. On March 22, 2002 the District Judge entered an order adopting the Magistrate Judge's report and recommendation in full. Since that time, an agreement in principle has been reached to resolve all claims in this action, subject to execution of definitive documentation, such notice to the Company's shareholders (if any) as may be required by the District Court, and approval by the District Court. The Company believes that its defense costs and certain attorneys fees in connection with this action will be subject to coverage by the Company's insurance.

     On or about November 28, 2001, a purported shareholder derivative complaint was filed in the United States District Court for the Eastern District of New York, captioned Herrera v. Karson, et al., 00 CV 7868. Named as defendants therein are the Company (as nominal defendant) and certain of the Company's present and/or former directors. The complaint alleges that the individual defendants breached their fiduciary duties to the Company in connection with a decision by the Board of Directors of the Company to enter into an employment agreement with Mr. Steven Madden in or about May 2001. The complaint seeks declaratory and other equitable relief, as well as an unspecified amount of compensatory damages, costs and expenses. On or about February 1, 2002, plaintiff filed an Amended Shareholder Derivative Complaint (the "Amended Complaint"). The Amended Complaint contains substantially the same allegations and names the same defendants as the original complaint. Since that time, an agreement in principle has been reached to resolve all claims in this action, subject to execution of definitive documentation, such notice to the Company's shareholders (if any) as may be required by the District Court, and approval by the District Court. The Company believes that its defense costs and certain attorneys fees in connection with this action will be subject to coverage by the Company's insurance.

     The Company and certain of the Company's present and/or former directors have been named in an action commenced in the United States District Court for the Eastern District of New York by the Safeco Surplus Lines Insurance Company captioned, Safeco Surplus Lines Ins. Co. v. Steven Madden Ltd., et al., 02 CV 1151 (JG). The complaint principally seeks rescission of the excess insurance policy issued by Safeco to the Company for the February 4, 2000 to June 13, 2001 period and an order declaring that Safeco does not owe any indemnity obligation to the Company or any of its officers and directors in connection with the putative shareholder class action and derivative cases described in the Form 10-Q filed by the Company for the quarter ended March 31, 2002. No subsequent proceedings have occurred in this action as the parties are engaged in discussions directed at resolving Safeco's claims.

     On September 12, 2001, the State of Florida, Department of Banking and Finance, Division of Securities and Investor Protection (the "Department") issued a Final Order adopting the Stipulation and Consent Agreement to Final Order dated May 15, 2001 ("Stipulation and Consent Agreement") between John Madden and the Department relating to the Department's investigation of alleged sales of unregistered securities in 1997. Under the Stipulation and Consent Agreement, Mr. J. Madden neither admitted nor denied the allegations against him; however, Mr. J. Madden agreed to pay an administrative fine in the amount of $5,000 and agreed to abide by certain limitations related to his employment in the securities or investment advisory industry for a period of five years, including Mr. J. Madden's agreement to not act in any principal, supervisory, or managerial capacity in the securities industry and to not exercise discretionary authority in any account of any person.

Directors and Executive Officers

     Certain information concerning the directors and executive officers of the Company is set forth below:

        Name             Age              Position(s) with the Company
--------------------     ---     -----------------------------------------------
Charles A. Koppelman      62     Chairman of the Board
Jamieson A. Karson        45     Chief Executive Officer and Vice-Chairman of
                                 the Board
Arvind Dharia             53     Chief Financial Officer, Director and Secretary
Richard Olicker           45     President and Chief Operating Officer
Mark Jankowski            42     Executive Vice-President of Production for
                                 Steven Madden, Ltd.
Gerald Mongeluzo          62     President of Adesso-Madden, Inc., and Director
Robert Schmertz           39     President of Steve Madden Womens Wholesale
                                 Division and Brand Manager
Joseph Masella            54     Executive Chairman of l.e.i. Footwear and
                                 Stevies, Inc.
John McCann               41     President of l.e.i. Footwear
Glenn Spencer             56     President of Stevies, Inc.
Harry Chen                53     President of Madden Mens and Union Bay Mens
                                 Footwear, Inc.
Jay Litvack               52     President of Diva Acquisition Corporation
John L. Madden            55     Director
Peter Migliorini          54     Director
Heywood Wilansky          54     Director
Marc Cooper               41     Director
Awadhesh Sinha            57     Director
Roger Gladstone           49     Director

------------------

     See "Biographical Summaries of Nominees for the Board of Directors" for biographical summaries of Messrs. Charles A. Koppelman, Jamieson A. Karson, Arvind Dharia, Gerald Mongeluzo, Marc Cooper, Roger Gladstone, John L. Madden, Peter Migliorini and Awadhesh Sinha.

     Richard Olicker has been Chief Operating Officer of the Company since January 3, 2001. In September 2001 Mr. Olicker was appointed President of the Company. Prior to joining the Company, Mr. Olicker spent more than 12 years at AeroGroup International, Inc., which markets Aerosoles and What's What shoes. As cofounder of Aerosoles, Mr. Olicker served as President of the company's private label division and was responsible for managing all aspects of sourcing, production, pricing, sales, service, systems and finance. Mr. Olicker began his career in footwear in 1982 as the General Counsel and Licensing Director at El Greco Leather Products and later held an executive position with New Retail Concepts, Inc., an apparel licensing firm.

     Mark Jankowski became the Executive Vice President of Production for Steven Madden, Ltd. in 2002 after serving as the President of Steve Madden Retail, Inc. since July 1, 2001. Previously, Mr. Jankowski had been the General Merchandise Manager of the Company from December 2000 to June 30, 2001. Prior to that, Mr. Jankowski had been the President of Steve Madden Retail, Inc. from February 1999 to December 2000 and the Company's Vice President of Product Development from 1995 to 1999. From 1980 to 1995, Mr. Jankowski held several positions at Edison Brothers, including Head of Buying.

     Robert Schmertz has been the President of Steve Madden Womens Wholesale Division and Brand Manager since September 2001, the President of Shoe Biz, Inc., a wholly owned subsidiary of Steve Madden Retail Inc. since May 1998 and the President of Diva Acquisition Corp. since January 2001. Before joining the Company, Mr. Schmertz was President of Daniel Scott Inc. from November 1995 to May 1998. Previously, Mr. Schmertz was the East Coast Sales Manager for Impo International from January 1993 through November 1995. From April 1990 to December 1992, Mr. Schmertz served as a sales representative for Espirit de Corp. based in San Francisco, California.

     Joseph Masella has been the Executive Chairman of l.e.i. Footwear Division and Stevies, Inc. since June 2002. Prior to that, he was President of Stevies, Inc. since April 2000 and President of l.e.i. Footwear Division since July 1998. Prior to that, he was Vice President-Sales of the Company's Adesso-Madden subsidiary since October 1995. From 1992 to 1995, Mr. Masella served as General Manager-Far East Division of US Shoe Co.

     John McCann has been President of l.e.i. Footwear since June 2002. Previously, he was the line builder of l.e.i. Footwear. Before joining the Company, Mr. McCann served as the District Merchandise Manager of Baker shoes from 1995 to 1998.

     Glenn Spencer has been President of Stevies, Inc. since June 2002. Previously, he was the Vice President of Sales of Stevies, Inc. from January 2000 to June 2002. Before joining the Company, Mr. Spencer served as the General Manager of Esprit Children's Shoe Division from 1995 to 2000.

     Harry Chen has been the President of Union Bay Mens Footwear, Inc. since January 2003 and the President of Madden Men since November 2002. Before joining the Company, Mr. Chen served as Chief Executive Officer of XES Appeal, Inc. from 1997 to 2002.

     Jay Litvack has been President of Diva Acquisition Corporation since May 2002. Before joining the Company, Mr. Litvack served as the President of Me Too from 1996 to 2002.

     Heywood Wilansky will not be standing for re-election as a director of the Company at the Company's 2003 Annual Meeting. Mr. Wilansky has been a director of the Company since January 2, 2001. Since February 1, 2003, Mr. Wilansky has served as President and Chief Executive Officer of Filene's Basement. From 2001 to 2003, Mr. Wilansky served as President and Chief Executive Officer of Strategic Management Resources, a management consulting firm for the wholesale and retail trade. From August 1995 to July 2000, Mr. Wilansky served as the President and Chief Executive Officer and Director of Bon-Ton Stores, Inc. Also, he was employed by The May Department Stores Company for more than 19 years, last serving as President and Chief Executive Officer of the Foley's division from 1992 to 1995. Mr. Wilansky was a director of First Washington Realty Trust from 1994 to 2001.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table

     The following table sets forth for each of the last three fiscal years ended December 31, 2002, December 31, 2001 and December 31, 2000 the remuneration paid by the Company to its Chief Executive Officer, the four most highly compensated executive officers (other than the Chief Executive Officer), and certain other persons for whom information is required to be disclosed:

                                              Summary Compensation Table


                                          Annual compensation                         Long-term compensation
                                --------------------------------------     --------------------------------------------

                                                                                           Restricted
                                Fiscal                                       Awards       Stock Awards     Other annual
Name and principal position      year       Salary($)        Bonus($)      options(1)          ($)         compensation
---------------------------     ------     -----------     -----------     ----------     ------------     ------------

Jamieson A. Karson,              2002      $400,000(2)     $286,319(3)      45,000(4)          N/A         $ 32,268(5)
Chief Executive Officer          2001      $187,500        $ 50,000        100,000        $188,000(6)      $ 17,791(5)
                                 2000           N/A             N/A            N/A             N/A              N/A
Richard Olicker,                 2002      $350,000        $564,319         75,000        $374,800(7)           N/A
President and                    2001      $252,723             N/A        150,000             N/A              N/A
Chief Operating Officer          2000           N/A             N/A            N/A             N/A              N/A
Arvind Dharia,                   2002      $200,000        $250,000         40,000        $338,400(8)      $113,411(9)
Chief Financial Officer          2001      $200,000        $ 50,000         40,000             N/A         $ 92,857(9)
                                 2000      $171,769        $ 80,000         25,000             N/A         $ 91,743(9)
Gerald Mongeluzo,                2002      $311,538        $ 69,401         33,000             N/A         $  5,155(10)
President, Adesso-               2001      $299,040        $ 93,623             -0-            N/A              N/A
Madden, Inc.                     2000      $257,653        $ 75,000             -0-            N/A              N/A
Robert Schmertz                  2002      $363,750        $150,000        100,000        $850,000(11)     $  5,769(12)
President, Steve Madden          2001      $300,000        $115,000             -0-            N/A              N/A
Womens Wholesale Division        2000      $175,000        $ 32,000             -0-            N/A              N/A
and Brand Manager

------------------
(1)  Options to purchase shares of Common Stock.

(2) Mr. Karson's employment agreement was amended to provide for a base salary of $425,000 as of July 1, 2002. See "Employment Agreements with Certain Executives"

(3) In exchange for the increase in base salary described in note (2) above, Mr. Karson agreed to waive his right to collect the portion of his cash bonus for 2002 that is allocable to the payment by the Company of the loss mitigation insurance premium that the Company purchased in the fourth quarter of fiscal year 2001. The amount waived by Mr. Karson was approximately $278,000. See "Employment Agreements with Certain Executives"

(4) Although, under his employment agreement Mr. Karson was entitled to receive an option to purchase 50,000 shares of Common Stock in 2002, on June 24, 2002, Mr. Karson agreed to accept an option to purchase only 45,000 shares of Common Stock so that an option to purchase 5,000 shares of Common Stock could be awarded to a key employee.

(5)  Expenses paid on behalf of Mr. Karson pursuant to his employment agreement.

(6) On July 10, 2001, Mr. Karson was issued 10,000 shares of restricted Common Stock, 25% of which became unrestricted at the end of each of the four quarters following the date of issuance. The closing price of the Company's Common Stock on July 10, 2001 as reported by The Nasdaq Stock Market was $18.80. The value of these restricted shares of Common Stock as of December 31, 2001 was $140,700 (based upon a closing price on December 31, 2001 of $14.07 per share as reported by The Nasdaq Stock Market). To the extent dividends are paid on the Common Stock, such dividends will be paid on these restricted shares.

(7) On July 1, 2002, the Company agreed to grant Mr. Olicker 20,000 shares of Common Stock on January 1, 2005 if Mr. Olicker is employed by the Company on such date. The closing price of the Company's Common Stock on July 1, 2002 as reported by The Nasdaq Stock Market was $18.74. The value of these restricted shares of Common Stock as of December 31, 2002 was $361,400 (based upon a closing price on December 31, 2002 of $18.07 per share as reported by The Nasdaq Stock Market). These shares have not been issued to

     Mr. Olicker and Mr. Olicker will not be entitled to any rights with respect to the ownership of these shares (including voting rights and dividends) until they are issued to Mr. Olicker.

(8) On October 30, 2002, the Company agreed to grant Mr. Dharia 20,000 shares of Common Stock on December 31, 2005 if Mr. Dharia is employed by the Company on such date. The closing price of the Company's Common Stock on October 30, 2002 as reported by The Nasdaq Stock Market was $16.92. The value of these restricted shares of Common Stock as of December 31, 2002 was $361,400 (based upon a closing price on December 31, 2002 of $18.07 per share as reported by The Nasdaq Stock Market). These shares have not been issued to Mr. Dharia and Mr. Dharia will not be entitled to any rights with respect to the ownership of these shares (including voting rights and dividends) until they are issued to Mr. Dharia.

(9)  Life insurance premium and other expenses paid on behalf of Mr. Dharia.

(10) Expenses paid on behalf of Mr. Mongeluzo pursuant to his employment agreement.

(11) On April 2, 2002, the Company agreed to grant Mr. Schmertz 50,000 shares of Common Stock on June 30, 2005 if Mr. Schmertz is employed by the Company on such date. The grant of these shares is subject to approval of the Company's shareholders. The closing price of the Company's Common Stock on April 2, 2002 as reported by The Nasdaq Stock Market was $17.00. The value of these restricted shares of Common Stock as of December 31, 2002 was $903,500 (based upon a closing price on December 31, 2002 of $18.07 per share as reported by The Nasdaq Stock Market). These shares have not been issued to Mr. Schmertz and Mr. Schmertz will not be entitled to any rights with respect to the ownership of these shares (including voting rights and dividends) until they are issued to Mr. Schmertz.

(12) Expenses paid on behalf of Mr. Schmertz pursuant to his employment agreement.



     The following table sets forth certain information with respect to options granted during the last fiscal year to the persons named in the above Summary Compensation Table.

                                          Option/SAR Grants In Last Fiscal Year


                        Number of     Percent of Total
                       Securities       Options/SARS                                        Potential Realizable Value at
                       Underlying        Granted to       Exercise or                          Assumed Annual Rates of
                      Options/SARS      Employees in      Base Price                        Stock Price Appreciation for
       Name            Granted (#)      Fiscal Year %        ($/Sh)      Expiration Date             Option Term
------------------    ------------    ----------------    -----------    ---------------    -----------------------------
                                                                                                  5%             10%
                                                                                              ---------       ---------
Jamieson A. Karson          45,000           6.5             18.98          5/17/2007           253,972         521,457
Richard Olicker             75,000          10.8             15.15          9/30/2012           714,582       1,810,890
Arvind Dharia               40,000           5.7             18.00          8/16/2009           293,112         683,076
Gerald Mongeluzo            33,000           4.7             18.98          5/17/2009           254,983         594,219
Robert Schmertz            100,000          14.4             18.98          5/17/2012         1,193,042       3,024,923



     The following table sets forth certain information with respect to options exercised during the last fiscal year by the persons named in the Summary Compensation Table, and with respect to unexercised options held by such persons at the end of the last fiscal year.

               Aggregate Option/SAR Exercises In Last Fiscal Year And Fiscal Year-End Option/SAR Values


                         Shares         Value     Number of Securities Underlying    Value of Unexercised in the Money
                      Acquired on     Realized    Unexercised Options/SARS at FY-             Options/SARs at
       Name           Exercise (#)        $                   End (#)                          FY-End ($) (1)
------------------    ------------    --------    -------------------------------    ---------------------------------

                                                    Exercisable    Unexercisable        Exercisable    Unexercisable
                                                    -----------    -------------        -----------    -------------
Jamieson A. Karson               0           0          111,250           33,750                  0                0
Richard Olicker             50,000     415,221          100,000           75,000            923,000          219,000
Arvind Dharia               40,000     583,051          112,000           30,000            936,340            2,100
Gerald Mongeluzo             8,000      70,155           50,250           24,750            328,440                0
Robert Schmertz             12,500      97,075           37,500           75,000            100,875                0

------------------

(1) Based upon a closing price on December 31, 2002 of $18.07 per share as reported by The Nasdaq Stock Market.

1999 Stock Plan

     As of March 15, 1999, the Board of Directors of the Company adopted the 1999 Stock Plan (the "1999 Plan"), and on June 4, 1999 the Company's stockholders approved the adoption of the 1999 Plan. In May 2000, the Company's stockholders approved an amendment to the 1999 Plan increasing the number of shares of Common Stock subject to the plan from 400,000 to 975,000 shares. In July 2001, the Company's stockholders approved an amendment to the 1999 Plan increasing the number of shares of Common Stock subject to the plan from 975,000 to 1,600,000 shares. In May 2002, the Company's stockholders approved an amendment to the 1999 Plan increasing the number of shares of Common Stock subject to the plan from 1,600,000 to 2,280,000. As of the Record Date, options to purchase 2,271,000 shares of Common Stock have been granted pursuant to the 1999 Plan. The purpose of the 1999 Plan is to provide a means whereby directors and selected employees, officers, agents, consultants, and independent contractors of the Company, may be granted incentive stock options and/or nonqualified stock options to purchase shares of common stock, in order to attract and retain the services or advice of such directors, employees, officers, agents, consultants, and independent contractors and to provide additional incentive for such persons to exert maximum efforts for the success of the Company by encouraging stock ownership in the Company. The 1999 Plan Proposal is expected to provide even greater flexibility to the Company's compensation methods, after giving due consideration to competitive conditions and the impact of federal tax laws. See Proposal Number 2--Amendment of the 1999 Stock Plan.

Employment Agreements with Certain Executive Officers

     In May 2001, the Company entered into an employment agreement with Jamieson
A. Karson pursuant to which Mr. Karson agreed to serve as the Company's Chief Executive Officer and Vice Chairman of the Board. The term of Mr. Karson's employment under the agreement is three (3) years commencing on July 1, 2001 and ending on June 30, 2004. The term will be automatically extended for successive one year periods unless the Company timely notifies Mr. Karson of its intention not to extend the term. In connection with the execution of his Employment Agreement, Mr. Karson surrendered 5,000 options which had been granted to him for his service as an outside director. The Company agreed to pay Mr. Karson an annual salary of $375,000 which base salary is subject to a 10% annual increase on each July 1st of the term if the Company's net income for the four calendar quarters ending on the most recent June 30th is greater than the net income for the four calendar quarters ending on the preceding June 30th. In addition, the agreement provides that: (a) Mr. Karson receive a cash bonus equal to $100,000 for fiscal year 2001 pro-rated for the number of months he serves as Chief Executive Officer in 2001 and (b) for each succeeding fiscal year that occurs during the term of employment, Mr. Karson receive a cash bonus, in an amount determined by the Board, not less than four percent (4%) of the increase in the Company's EBITDA (earnings before interest, tax, depreciation and amortization) over the EBITDA of the prior fiscal year. On or about July 10, 2001, Mr. Karson received options to purchase 100,000 shares of the Company's Common Stock at an exercise price equal to the closing market price on the date prior to the grant date as quoted on The Nasdaq Stock Market. These options will vest quarterly over the one year period following the date of grant and will be exercisable after vesting for a period of five (5) years from the date of grant. On or about July 10, 2001, the Company issued to Mr. Karson 10,000 shares of restricted common stock, 25% of which became unrestricted at the end of each of the four quarters following the date of issuance. Subject to approval by the Company's stockholders of the Amendment of the Company's 1999 Stock Plan and subject to availability of shares under such plan or any other plan designated by the Board of Directors and approved by the Company's stockholders, on or about the date of the Company's annual meeting for each year of the term of the agreement (beginning in 2002), Mr. Karson is entitled to receive, annual options to purchase shares of the Company's Common Stock equal to the dollar amount of the annual bonus received by Mr. Karson for the previous fiscal year; provided, however, that no annual option shall be for greater than 100,000 shares. The annual options shall vest quarterly over the one year period following the date of grant and shall be exercisable after vesting for a period of five (5) years from the date of grant at an exercise price equal to the closing price of the Company's Common Stock on the applicable date of grant, as quoted on The Nasdaq Stock Market (or such other market or exchange on which the Company's Common Stock is listed or traded). In addition, in the event of Mr. Karson's total disability or his death, the Company is obligated to continue to pay Mr. Karson (or Mr. Karson's estate) his base salary for the twelve (12) month period immediately subsequent to the date of such total disability or death. In the event Mr. Karson's employment agreement is terminated (or not extended) for any reason other than For Cause (as defined in the agreement) or due to his death or his total disability, the Company is obligated to pay Mr. Karson an amount equal to the product of (i) Mr. Karson's base salary plus the cash bonus which Mr.

Karson was paid for the immediately preceding fiscal year multiplied by (ii) the greater of (A) the number of years remaining on the term of the agreement or (B) two. In the event that there is a "change of control" transaction terminating Mr. Karson's employment, all unvested options to purchase shares of the Company's Common Stock held by Mr. Karson will vest on the date of termination and Mr. Karson will be entitled to receive a lump sum cash payment equal to (a) the amount of compensation that is accrued and unpaid through the date of termination and (b) three (3) times the total compensation (base salary and cash bonus) received by Mr. Karson for the preceding 12 month period ending December
31. Mr. Karson's employment agreement contains other customary provisions, including provisions regarding confidentiality, solicitation and competition. Pursuant to a letter amendment, Mr. Karson's salary was increased to $425,000 as of July 1, 2002 and Mr. Karson agreed to decrease the amount of the cash bonus he would receive for 2002 by approximately $278,000, which represents the portion of such cash bonus allocable to the payment by the Company of the loss mitigation insurance premium that the Company purchased in the fourth quarter of fiscal year 2001.

     The Company entered into an employment agreement with Richard Olicker, the Company's President and Chief Operating Officer on January 3, 2001, which agreement was amended as of July 1, 2002. The term of Mr. Olicker's employment ends on January 1, 2005. The Company agreed to pay Mr. Olicker an annual base salary of $375,000, which, subject to certain net income requirements, will be increased annually by 10%. In addition, Mr. Olicker is entitled to receive a cash bonus equal to four percent (4%) of the amount by which the aggregate EBIT-D (earnings before the payment of interest or taxes or a deduction for depreciation) for the fiscal year ending on the most recent December 31st exceeds EBIT-D for the fiscal year ending on the preceding December 31st. The agreement provides that Mr. Olicker receive a one time cash bonus of $125,000 in the event that the aggregate EBIT-D for any 4 consecutive fiscal quarters during the term of the agreement equals or exceeds $40,000,000. The agreement also provides that, on each June 30th during the term of the agreement, Mr. Olicker receive an option bonus to purchase a number of shares of common stock equal to thirty percent (30%) of the dollar amount of the annual cash bonus due for the fiscal year ending on the preceding December 31st. The options comprising the option bonus shall vest quarterly over a one (1) year period commencing on the September 30th following the date of grant and be exercisable at a price equal to the closing bid price of the Company's shares of Common Stock on the date of grant, as reported by The Nasdaq National Market. Pursuant to the amendment to Mr. Olicker's agreement, in September 2002, Mr. Olicker received options to purchase 75,000 shares of the Company's Common Stock and on or about the date of the Company's annual meeting for each year of the term of the agreement (beginning in 2003), Mr. Olicker is entitled to receive, annual options to purchase 75,000 shares of the Company's Common Stock, which options shall vest quarterly over the one year period following the date of grant and shall have an exercise price equal to the closing bid price of the Company's Common Stock on the applicable date of grant, as quoted on The Nasdaq Stock Market. In the event that Mr. Olicker's employment is terminated for any reason other than (i) the Company terminating employment for cause or (ii) Mr. Olicker terminating employment without good reason, Mr. Olicker shall receive a pro rata option bonus based on the performance of the Company for the full fiscal year in which his employment was terminated. In addition, if Mr. Olicker is employed by the Company on January 1, 2005, he will be entitled to 20,000 unrestricted shares of the Company's Common Stock. Mr. Olicker also received a signing bonus of one hundred thousand dollars ($100,000). Mr. Olicker's employment agreement contains other customary provisions.

     In January 1998, the Company entered into an employment agreement with Arvind Dharia, pursuant to which Mr. Dharia agreed to serve as the Company's Chief Financial Officer, which agreement was amended as of June 29, 2001 and as of October 30, 2002. The agreement will expire on December 31, 2005. However, the term of the agreement is subject to automatic extension for one (1) year unless either party terminates the agreement with ninety (90) days' prior notice. The Company agreed to pay Mr. Dharia an annual salary of $169,400 until September 30, 2001, $200,000 from October 1, 2001 through December 31, 2002, $220,000 from January 1, 2003 through December 31, 2003, $234,000 from January 1, 2004 through December 31, 2004, and $240,000 from January 1, 2005 through December 31, 2005. Mr. Dharia received a $50,000 signing bonus upon execution of the amendment to the agreement on June 29, 2001. The agreement provides that Mr. Dharia receive options to purchase 40,000 shares of the Company's Common Stock on June 30 of each year during the term of the agreement (commencing June 30, 2001). The options are to vest quarterly over a period of one (1) year and are exercisable at an exercise price equal to the lesser of (i) the average closing bid price of the Company's Common Stock as quoted on The Nasdaq Stock Market or such other exchange on which the common stock shall be listed on the date of grant or (ii) if the date of grant is not June 30th, the average closing bid price of the Company's Common Stock as quoted on The Nasdaq Stock Market or such other exchange on which the common stock shall be listed on June 30th of the year in which the grant shall occur. In addition, the agreement provides that for each fiscal year that occurs during the term of employment (beginning with the fiscal year ended December 31, 2001), Mr. Dharia receive a cash bonus, in an amount equal to one and one-half percent (1.5%) of the increase in the Company's EBITDA (earnings before interest, tax, depreciation and amortization) over the EBITDA of the prior fiscal year, provided, however that in no event shall the annual cash bonus exceed Mr. Dharia's base salary for such fiscal year. Also, Mr. Dharia shall, at the end of a calendar quarter, receive a bonus of $50,000 if the Company has had sales of $300,000,000 or more for such calendar quarter and the immediately preceding three (3) calendar quarters, provided, however, that Mr. Dharia shall not receive this $50,000 bonus more than once in any given calendar year. In addition, during the term of the agreement, the Company is obligated to pay life insurance premiums on behalf of Mr. Dharia of approximately $80,000 per year. Also, if Mr. Dharia is employed by the Company on January 1, 2005, he will be entitled to 20,000 unrestricted shares of the Company's Common Stock. In the event of Mr. Dharia's total disability or death, the Company is obligated to pay Mr. Dharia or his estate an amount equal to the appropriate salary for the twelve (12) month period immediately subsequent to the date of his total disability or death. In the event Mr. Dharia's employment agreement is terminated by the Company for any reason other than "for cause" or due to his "total disability", the Company is obligated to pay Mr. Dharia an amount equal to the product of (a) Mr. Dharia's base salary on the effective date of such termination plus the bonus paid or payable for the fiscal year ended on the December 31st immediately preceding the date of termination multiplied by (b) the number of years (and fractions of years) remaining in the term of the employment agreement. In addition, the Company will be obligated to continue to pay the life insurance premiums on behalf of Mr. Dharia provided for above. The payments due Mr. Dharia upon his termination for any reason other than "for cause" or due to his "total disability" will be payable in two installments: fifty percent (50%) on January 1 after the date of termination and the remaining fifty percent (50%) one year after. Further, Mr. Dharia may terminate the agreement in the event of a "change in control" of the Company without Mr. Dharia's prior written consent, and within ten (10) days of termination Mr. Dharia is entitled to receive an amount equal to three (3) times the total compensation (including base salary, cash bonus, and other employee benefits) received by Mr. Dharia for the preceding twelve (12) month period ending on the most recent December 31st, provided that Mr. Dharia's then-current Base Salary shall be used in determining the foregoing. Mr. Dharia's employment agreement contains other customary provisions.

     In April 2002, the Company entered into an employment agreement with Robert Schmertz pursuant to which Mr. Schmertz agreed to serve as President of Steve Madden Wholesale Womens Division and Brand Manager for Steven Madden, Ltd. The term of Mr. Schmertz's employment commenced on April 1, 2002 and ends on June 30, 2005. Mr. Schmertz received a signing bonus of $150,000. The Company agreed to pay Mr. Schmertz an annual salary of $375,000, which will be increased to $412,500 on July 1, 2003 and will be further increased to $453,750 on July 1, 2005. Pursuant to the agreement, on May 17, 2002 Mr. Schmertz received 100,000 options to purchase the Company's Common Stock at an exercise price equal to the closing market price on such date. These options vest quarterly beginning with the first 25,000 vesting on September 30, 2002 and the last on June 30, 2003. In addition, on the date of the Company's annual meeting in each of 2003 and 2004, Mr. Schmertz will be entitled to receive an option to purchase 100,000 shares of the Company's Common Stock. These options will have an exercise price equal to the closing market price on the date of the grant and will vest quarterly beginning with the first 25,000 vesting on the September 30th immediately following the grant. In the event of a change in control, all unvested options will vest on the date of the change of control, priced as of the closing market price on the date of transfer as quoted on The Nasdaq National Market. Subject to the approval of the Company's shareholders, if Mr. Schmertz is employed by the Company through June 30, 2005, he will be entitled to receive 50,000 shares of Common Stock.

     In April 2001, Adesso-Madden, Inc. ("Adesso"), a wholly-owned subsidiary of the Company, entered into an employment agreement with Gerald Mongeluzo pursuant to which Mr. Mongeluzo agreed to serve as President of Adesso. The term of Mr. Mongeluzo's employment is three (3) years commencing on April 1, 2001 and ending on March 31, 2004. Mr. Mongeluzo received a signing bonus of $35,000. Adesso agreed to pay Mr. Mongeluzo an annual salary of $300,000 for the first year of the term, $315,000 for the second year of the term and $330,000 for the third year of the term. The agreement provides that by April 15th of 2002, 2003 and 2004, Mr. Mongeluzo shall receive a cash bonus equal to four percent (4%) of the amount by which net profit for the fiscal year ending on the most recent December 31st exceeds net profit for the fiscal year ending on the preceding December 31st. In addition, the agreement provides that on each of June 30, 2001, 2002, and 2003, Mr. Mongeluzo shall receive an option to purchase 34,000, 33,000 and 33,000 shares of the Company's Common Stock, respectively. These options shall vest quarterly over the one year period following the date of grant and shall be exercisable after vesting for a period of seven (7) years from the date of grant at an exercise price equal to the closing price of the Company's Common Stock on the applicable date of grant, as quoted on The Nasdaq Stock Market (or other principal exchange on which shares of the Company's Common Stock are traded). In the event that Mr. Mongeluzo terminates his employment for `good reason' or Mr. Mongeluzo's employment is terminated by the Company for any reason other than "for cause" or due to his disability, the Company is obligated to pay Mr. Mongeluzo an amount equal to Mr. Mongeluzo's base salary for the greater of (i) twelve (12) months or (b) the remaining term of his agreement (as if it had not been terminated). Further, Mr. Mongeluzo may terminate the agreement in the event of a "change in control" of the Company, and upon such termination Mr. Mongeluzo is entitled to receive an amount equal to the greater of (a) Mr. Mongeluzo's base salary for the remaining term of his agreement (as if it had not been terminated) or (b) Mr. Mongeluzo's base salary as then in effect for a period of twelve (12) months. Mr. Mongeluzo's employment agreement contains other customary provisions.

Agreement with the Chairman of the Board

     In May 2001, the Company entered into an agreement with Charles A. Koppelman pursuant to which Mr. Koppelman agreed to serve as the Company's Executive Chairman of the Board. The term of the agreement is two (2) years commencing on July 1, 2001 and ending on June 30, 2003. The Company agreed to pay Mr. Koppelman an annual base salary of $125,000. The Company also agreed to provide Mr. Koppelman with an annual $125,000 non-accountable expense allowance. Pursuant to the agreement, on or about July 10, 2001 Mr. Koppelman received options to purchase 100,000 shares of the Company's Common Stock at an exercise price equal to the closing market price on the date prior to the grant date, as quoted on The Nasdaq Stock Market. These options will vest quarterly over the one year period following the date of grant and will be exercisable after vesting for a period of five (5) years from the date of grant. On or about July 10, 2001, the Company issued to Mr. Koppelman 10,000 shares of restricted common stock, 25% of which will become unrestricted at the end of each of the four quarters following the date of issuance. As of May 31, 2001, Mr. Koppelman received fully-vested options to purchase 75,000 shares of the Company's Common Stock, which are exercisable for a period of five (5) years from the date of grant at an exercise price of $7.00. These options were granted pursuant to an outstanding letter agreement between the Company and Mr. Koppelman (the "Option Letter"). Mr. Koppelman surrendered the remaining 225,000 options to be granted to him pursuant to the Option Letter in connection with the execution of his agreement. Pursuant to the terms of the agreement, Mr. Koppelman is also entitled to receive annual options to purchase 100,000 shares of the Company's Common Stock on the date of the Company's annual meeting held in each of 2002, 2003, and 2004. Twenty five percent (25%) of each annual option will vest at the end of each of the four full calendar quarters after the applicable grant date. The annual options shall be exercisable after vesting for a period of five (5) years from the date of grant at an exercise price equal to the lesser of (a) the closing market price on the applicable grant date, as quoted on The Nasdaq Stock Market (or such other market or exchange on which the Company's Common Stock is listed or traded) or (b) $13.50. In the event that Mr. Koppelman ceases to be either an employee or director of the Company, any annual option not yet granted shall be forfeited as of the date of termination; provided however, that if the agreement shall have been terminated (or not extended) by the Company other than For Cause (as defined in the agreement) or by Mr. Koppelman with Good Reason (as defined in the agreement) any annual options which were granted prior to such termination shall be deemed granted as of the date prior to the date of such termination. The agreement also provides that in the event there is a "change of control" of the Company, (i) all unvested options granted to Mr. Koppelman prior to such "change of control" shall immediately vest (ii) if Mr. Koppelman is an employee or director of the Company at the time of such "change of control", any annual options which have not been granted prior to such change of control shall immediately be granted and vest, and (iii) the exercise price of all unexercised options shall be reduced to $7.00. Mr. Koppelman's agreement contains other customary provisions, including provisions regarding confidentiality, solicitation and competition. In October 2002, the Compensation Committee of the Board of Directors determined that it was in the best interests of the Company that Mr. Koppelman's current agreement not be extended beyond its June 30, 2003 expiration date. Therefore, as of July 1, 2003, Mr. Koppelman will be compensated for his services as a director in the same manner as the other outside directors on the Board.

Certain Relationships and Related Transactions

     In July 2001, the Company entered into a consulting agreement with Peter J. Solomon & Company, a financial advisory firm of which Marc Cooper, one of the Company's directors, is a managing director. Under this agreement, the firm provided financial advisory and investment banking services to the Company. Pursuant to this agreement, the Company paid fees to Peter J. Solomon & Company in the amount of $75,000 during 2001 and $150,000 during 2002.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is responsible for reviewing and approving the Company's compensation policies and the compensation paid to its executive officers, including the Chief Executive Officer and the other named executive officers. During 2002, the Compensation Committee was comprised of directors Heywood Wilansky and Peter Migliorini. Each member of the Compensation Committee was a non-employee director of the Company during 2002.

     The Compensation Committee's goal is to develop executive compensation policies and practices that are consistent with and linked to the Company's long term goal of maximizing stockholder value. The program is designed to facilitate the long-term success and growth of the Company through the attraction, motivation, and retention of outstanding executives.

     The objectives of the Company's executive compensation programs are to: (i) attract and retain the highest quality executives, (ii) inspire and motivate executive officers to increase Company performance, (iii) align executive officers' financial interest with those of the Company's long-term investors, and (iv) reward executive officers for exceptional individual contributions to the achievement of the Company's objectives.

     Executive compensation consists of three components: base salary, annual incentive bonuses and long-term incentive awards (stock options). Each compensation component is offered to executives in varying combinations, structured in each case, to meet varying business objectives and to provide a level of total compensation comparable to similarly situated public companies.

     The total compensation of Jamieson A. Karson, the Company's Chief Executive Officer, is determined pursuant to his employment agreement with the Company. Mr. Karson was appointed Chief Executive Officer effective as of July 1, 2001. In 2002, Mr. Karson's compensation consisted of $400,000 in base salary payments and a $286,319 bonus, which bonus was fully paid by March 12, 2003. Karson is also entitled to receive options to purchase an additional 100,000 shares of Common Stock for his service as Chief Executive Officer in 2002. The Compensation Committee believes that Mr. Karson's compensation should be heavily weighted towards enhancing stockholder value, and accordingly, Mr. Karson's employment agreement provides that a significant portion of his future compensation will be based upon the Company's overall performance. See "Employment Agreements with Certain Executive Officers."

     The Company has negotiated employment agreements with respect to base salary, annual incentive awards and stock option awards for each of the Company's named executive officers based upon the Company's performance and the individual performance of such named executives.

     The Internal Revenue Code of 1986 prohibits the Company from taking a tax deduction in any year for compensation paid the persons who would be named executive officers in that year in excess of $1 million unless such compensation is "performance-based compensation." The Company did not pay in 2002 any officer compensation which will be subject to the $1 million deduction limitation. The Compensation Committee will take into consideration the $1 million deduction limitation when structuring future compensation packages for the Company's executive officers and, if appropriate and in the best interests of the Company, will conform such packages to permit the Company to take a deduction for the full amount of all compensation.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee makes all compensation decisions. During 2002, the following directors served on the Compensation Committee: Peter Migliorini and Heywood Wilansky. During the fiscal year 2002, no interlocking relationship existed between the Company's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.


                             COMPENSATION COMMITTEE


                                Peter Migliorini
                                Heywood Wilansky

                             STOCK PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the cumulative total stockholder return on the Common Stock during the period beginning on December 31, 1997 and ending on December 31, 2002 with the cumulative total return on the Russell 2000 Index and the S&P Footwear Index. The comparison assumes that $100 was invested on December 31, 1997 in the Company's Common Stock and in the foregoing indices and assumes the reinvestment of dividends.




                                [Graphic Omitted]







                         12/31/97      12/31/98      12/31/99      12/29/00      12/31/01      12/31/02
                         --------      --------      --------      --------      --------      --------
Steven Madden, Ltd.        100.00        112.40        252.07        100.83        186.06        238.96
Russell 2000 Index         100.00         95.55        115.50        110.64        111.78         87.66
S&P Footwear Index         100.00         98.87        113.95        136.95        112.76        112.42

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     The following table sets forth information as of the Record Date with respect to the beneficial ownership of the outstanding shares of the Company's Common Stock by (i) each person known by the Company to beneficially own five percent or more of the outstanding shares; (ii) the directors and the persons named in the Summary Compensation Table; and (iii) the Company's officers and directors as a group. A person is deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within sixty (60) days. See "Compensation of Directors and Executive Officers."

             Name and Address of                   Amount and Nature of      Percentage (%)
             Beneficial Owner(1)                  Beneficial Ownership(2)      of Class(2)
----------------------------------------------    -----------------------    --------------
Charles A. Koppelman                                         165,500 (3)              1.27%
Jamieson A. Karson                                           132,500 (4)              1.02%
Arvind Dharia                                                122,000 (5)               *
Gerald Mongeluzo                                              58,500 (6)               *
Richard Olicker                                              118,750 (7)               *
Robert Schmertz                                               50,000 (8)               *
Marc Cooper                                                   15,000 (9)               *
John Madden                                                   25,000 (10)              *
Peter Migliorini                                              25,000 (11)              *
Heywood Wilansky                                              20,000 (12)              *
Awadhesh Sinha                                                     0                   N/A
Roger Gladstone                                                    0                   N/A
Steven Madden (13)                                         1,779,000 (14)            12.87%
BOCAP Corp.                                                1,779,000 (15)            12.87%
T. Rowe Price Associates, Inc. (16)                        1,165,100                  9.06%
T. Rowe Price Small-Cap Value Fund, Inc. (17)              1,000,000                  7.78%
Liberty Wanger Asset Management, L.P. (18)                 1,623,000                 12.62%
Benson Associates, LLC (19)                                  741,180                  5.76%
Wellington Management Company, LLP (20)                      839,690                  6.53%
Directors and Officers as a Group (12 persons)               732,250 (21)             5.40%

------------------

*    indicates beneficial ownership of less than 1%.

(1) Unless otherwise indicated, the address of each beneficial owner is c/o Steven Madden, Ltd., 52-16 Barnett Avenue, Long Island City, New York 11104.

(2) Beneficial ownership as reported in the table above has been determined in accordance with Item 403 of Regulation S-K of the Securities Act of 1933 and Rule 13(d)-3 of the Securities Exchange Act, and based upon 12,858,705 shares of Common Stock outstanding (excluding treasury shares) as of the Record Date.

(3) Includes (i) 150,000 shares of Common Stock issuable upon the exercise of options held by Mr. Koppelman and (ii) 15,500 shares of Common Stock held by Mr. Koppelman.

(4) Includes (i) 122,500 shares of Common Stock issuable upon the exercise of options held by Mr. Karson and (ii) 10,000 shares of Common Stock held by Mr. Karson's wife.

(5) Includes 122,000 shares of Common Stock issuable upon the exercise of options held by Mr. Dharia.

(6) Includes 58,500 shares of Common Stock issuable upon the exercise of options held by Mr. Mongeluzo.

(7) Includes 118,750 shares of Common Stock issuable upon the exercise of options held by Mr. Olicker.

(8) Includes 50,000 shares of Common Stock issuable upon the exercise of options held by Mr. Schmertz.

(9) Includes 15,000 shares of Common Stock issuable upon the exercise of options held by Mr. Cooper.

(10) Includes 25,000 shares of Common Stock issuable upon the exercise of options held by Mr. J. Madden.

(11) Includes 25,000 shares of Common Stock issuable upon the exercise of options held by Mr. Migliorini.

(12) Includes 20,000 shares of Common Stock issuable upon the exercise of options held by Mr. Wilansky.

(13) Mr. Madden resigned as Chief Executive Officer of the Company effective as of July 1, 2001. He currently holds the position of Creative and Design Chief of the Company, which is a non-executive position.

(14) Includes (i) 809,000 shares of Common Stock held by BOCAP, a corporation wholly-owned by Mr. S. Madden, (ii) 965,000 shares of Common Stock issuable upon the exercise of options held by Mr. Madden.

(15) Includes (i) 965,000 shares of Common Stock issuable upon the exercise of options held by Mr. Madden and (ii) 5,000 shares of Common Stock held by Mr. Madden.

(16) Based upon a Schedule 13G filed with the Securities and Exchange Commission on February 4, 2003. The address for such stockholder is 100 E. Pratt Street, Baltimore, MD 21202.

(17) Based upon a Schedule 13G filed with the Securities and Exchange Commission on February 4, 2003. The address for such stockholder is 100 E. Pratt Street, Baltimore, MD 21202.

(18) Based upon a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2003. The address for such stockholder is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.

(19) Based upon a Schedule 13G/A filed with the Securities and Exchange Commission on February 5, 2003. The address for such stockholder is 111 S.W. Fifth Avenue, Suite 2130, Portland, OR 97204.

(20) Based upon a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2003. The address for such stockholder is 75 State Street, Boston, MA 02109.

(21) Includes 706,750 shares issuable upon the exercise of options.

                                  PROPOSAL TWO

                        AMENDMENT OF THE 1999 STOCK PLAN

     At the 1999 Annual Meeting of Stockholders, the Company's stockholders approved the adoption of the Company's 1999 Stock Plan (the "1999 Plan"). The Board of Directors has amended the 1999 Plan, subject to stockholder approval,
(x) to authorize 640,000 additional shares for future awards; (y) to provide that the exercise price of an option granted under the plan shall be no less than the fair market value of the Company's common stock on the date of grant (except to the extent otherwise provided in agreements with the Corporation dated prior to the effective date of the amendment) and (z) to prohibit the Board from amending the terms of any option granted pursuant to the plan to reduce the option price, (the "1999 Plan Proposal"). The affirmative vote of the holders of a majority of the total votes cast on the 1999 Plan Proposal is needed to approve the 1999 Plan Proposal.

     Because of the limited number of remaining shares that may be granted under the 1999 Plan, the Board of Directors believes it is appropriate and necessary at this time to authorize additional shares for future awards. Authorization of these additional shares will allow grants to employees, consultants and directors in furtherance of the Company's goal of continuing to achieve significant gains in stockholder value and operating results. The amendments described under clauses (y) and (z) above reflect the current practice of the Board of Directors and the Board of Directors believes it is in the best interests of the stockholders to have that practice formalized in a written amendment to the 1999 Plan. Currently, the only outstanding agreement that obligates the Company to grant options with an exercise price less than the fair market value of the Company's common stock on the date of grant is the Company's agreement with its Chairman. See "Agreement with the Chairman of the Board."

     The Company intends to continue awarding options in order to attract and retain the services or advice of such directors, employees, officers, agents, consultants, and independent contractors and to provide additional incentive for such persons to exert maximum efforts for the success of the Company and its affiliates. The following is a summary of the principal features of the 1999 Plan. The summary is qualified in its entirety by reference to the complete text of the 1999 Plan, as proposed to be amended. The proposed amendment to the 1999 Plan is set forth as Annex A to this Proxy Statement.

Description of the 1999 Plan

     The maximum number of shares of Common Stock with respect to which awards may be presently granted pursuant to the 1999 Plan is 2,280,000 shares. The 1999 Plan Proposal would authorize the use of up to an additional 640,000 shares of the Company's common stock for a total of 2,920,000 shares being available for issuance under the 1999 Plan. Shares issuable under the 1999 Plan may be either treasury shares or authorized but unissued shares. The number of shares available for issuance will be subject to adjustment to prevent dilution in the event of stock splits, stock dividends or other changes in the capitalization of the Company.

     Subject to compliance with Rule 16b-3 of the Securities Exchange Act of 1934 (the "Exchange Act"), the Plan shall be administered by the Board of Directors of the Company (the "Board") or, in the event the Board shall appoint and/or authorize a committee, such as the Compensation Committee, of two or more members of the Board to administer the Plan, by such committee (the "Plan Administrator"). Except for the terms and conditions explicitly set forth in the Plan, the Plan Administrator shall have the authority, in its discretion, to determine all matters relating to the options to be granted under the Plan, including, without limitation, selection of whether an option will be an incentive stock option or a nonqualified stock option, selection of the individuals to be granted options, the number of shares to be subject to each option, the exercise price per share, the timing of grants and all other terms and conditions of the options.

     Options granted under the 1999 Plan may be "incentive stock options" ("Incentive Options") within the meaning of Section 422 of the Internal Revenue Code (the "Code") or stock options which are not incentive stock options ("Non-Incentive Options" and, collectively with Incentive Options, hereinafter referred to as "Options"). Each Option may be exercised in whole or in part; provided, that only whole shares may be issued pursuant to the exercise of any Option. Subject to any other terms and conditions herein, the Plan Administrator may provide that an Option may not be exercised in whole or in part for a stated period or periods of time during which such Option is outstanding; provided, that the Plan Administrator may rescind, modify, or waive any such limitation (including by the acceleration of the vesting schedule upon a change in control of the Company) at any time and from time to time after the grant date thereof. During an optionee's lifetime, any incentive stock options granted under the Plan are personal to such optionee and are exercisable solely by such optionee.

     The Plan Administrator can determine at the time the Option is granted in the case of Incentive Options, or at any time before exercise in the case of Non-Incentive Options, that additional forms of payment will be permitted. To the extent permitted by the Plan Administrator and applicable laws and regulations (including, without limitation, federal tax and securities laws and regulations and state corporate law), an Option may be exercised by:

               (a) delivery of shares of Common Stock of the Company held by an optionee having a fair market value equal to the exercise price, such fair market value to be determined in good faith by the Plan Administrator;

               (b) delivery of a properly executed notice of exercise, together with irrevocable instructions to a broker, all in accordance with the regulations of the Federal Reserve Board, to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price and any federal, state, or local withholding tax obligations that may arise in connection with the exercise; or

               (c) delivery of a properly executed notice of exercise, together with instructions to the Company to withhold from the shares of Common Stock that would otherwise be issued upon exercise that number of shares of Common Stock having a fair market value equal to the Option exercise price.

     Upon a Change in Control of the Company, any award carrying a right to exercise that was not previously exercisable shall become fully exercisable, the restrictions, deferral limitations and forfeiture conditions applicable to any other award granted shall lapse and any performance conditions imposed with respect to awards shall be deemed to be fully achieved.

     Options granted under the 1999 Plan may not be transferred, pledged, mortgaged, hypothecated or otherwise encumbered other than by will or under the laws of descent and distribution, except that the Plan Administrator may permit transfers of awards for estate planning purposes if, and to the extent, such transfers do not cause a participant who is then subject to Section 16 of the Exchange Act to lose the benefit of the exemption under Rule 16b-3 for such transactions.

     For federal income tax purposes, the grant to an optionee of a Non-Incentive Option will not constitute a taxable event to the optionee or to the Company. Upon exercise of a Non-Incentive Option (or, in certain cases, a later tax recognition date), the optionee will recognize compensation income taxable as ordinary income, measured by the excess of the fair market value of the Common Stock purchased on the exercise date (or later tax recognition date) over the amount paid by the optionee for such Common Stock, and will be subject to tax withholding. The Company may claim a deduction for the amount of such compensation. The optionee will have a tax basis in the Common Stock purchased equal to the amount paid plus the amount of ordinary income recognized upon exercise of the Non-Incentive Option. Upon the subsequent sale of the Common Stock received upon exercise of the Non-Incentive Option, an optionee will recognize capital gain or loss equal to the difference between the amount realized on such sale and his or her tax basis in the Common Stock, which may be long-term capital gain or loss if the optionee holds the Common Stock for more than one year from the exercise date.

     For federal income tax purposes, neither the grant nor the exercise of an Incentive Option will constitute a taxable event to the optionee or to the Company, assuming the Incentive Option qualifies as an "incentive stock option" under Code ss.422. If an optionee does not dispose of the Common Stock acquired upon exercise of an Incentive Option during the statutory holding period, any gain or loss upon subsequent sale of the Common Stock will be long-term capital gain or loss, assuming the shares represent a capital asset in the optionee's hands. The statutory holding period is the later of two years from the date the Incentive Option is granted or one year from the date the Common Stock is transferred to the optionee pursuant to the exercise of the Incentive Option. If the statutory holding period requirements are satisfied, the Company may not claim any federal income tax deduction upon either the exercise of the Incentive Option or the subsequent sale of the Common Stock received upon exercise thereof. If the statutory holding period requirement is not satisfied, the optionee will recognize compensation income taxable as ordinary income on the date the Common Stock is sold (or later tax recognition date) in an amount equal to the lesser of (i) the fair market value of the Common Stock on that date less the amount paid by the optionee for such Common Stock, or (ii) the amount realized on the disposition of the Common Stock less the amount paid by the optionee for such Common Stock; the Company may then claim a deduction for the amount of such compensation income.

     The federal income tax consequences summarized hereinabove are based upon current law and are subject to change.

     The Board may amend, alter, suspend, discontinue or terminate the 1999 Plan at any time, except that any such action shall be subject to stockholder approval at the annual meeting next following such Board action if such stockholder approval is required by federal or state law or regulation or the rules of any exchange or automated quotation system on which the Common Stock may then be listed or quoted, or if the Board of Directors otherwise determines to submit such action for stockholder approval. In addition, no amendment, alteration, suspension, discontinuation or termination to the 1999 Plan may materially impair the rights of any participant with respect to any Option granted before amendment without such participant's consent. Unless terminated earlier by action of the Board of Directors, the 1999 Plan shall terminate ten
(10) years after adoption by the stockholders.

Recommendation of the Board of Directors

     The Board of Directors unanimously recommends a vote FOR approval of the 1999 Plan Proposal. Unless marked to the contrary, proxies received from Stockholders will be voted in favor of the 1999 Plan Proposal.

                                 PROPOSAL THREE

  RATIFICATION OF THE SELECTION OF THE FIRM OF EISNER LLP AS INDEPENDENT PUBLIC
                           ACCOUNTANTS FOR THE COMPANY

     The Board of Directors upon recommendation of the members of the Audit Committee, concluded that the continued engagement of Eisner LLP as the Company's independent public accountants for the 2003 fiscal year was in the best interests of the Company. The affirmative vote of the holders of a majority of the total votes cast on this proposal is needed to ratify the selection of the firm of Eisner LLP as independent public accountants for the Company. Representatives of Eisner LLP are expected to be present at the Annual Meeting to respond to questions and to make a statement should they so desire.

Audit Fees

     The aggregate fees billed or expected to be billed by Eisner LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2002, for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year, other statutory and regulatory filings and consents related to registration statements filed with the SEC for the 2002 fiscal year were $152,000. The comparable amount for the fiscal year ended December 31, 2001 was $130,000.

Audit-Related Fees

     In addition to Audit Fees, Eisner LLP has billed the Company $60,000, in the aggregate, for Audit Related Fees related to assurance and related services for the fiscal year ended December 31, 2002. These services include, among others, the audit of the Company's employee benefit plans and other accounting related consultations. The comparable amount for the fiscal year ended December 31, 2001 was $17,000.

Tax Fees

     During the fiscal year ended December 31, 2002, Eisner LLP billed the Company $154,000, in the aggregate, for services rendered to the Company for tax compliance, tax advice and tax planning. Eisner LLP billed $66,000 for similar services in the 2001 fiscal year.

All Other Fees

     There were no fees billed by Eisner LLP for services rendered to the Company, other than the services described above under Audit Fees, Audit Related Fees and Tax Fees, for the fiscal year ended December 31, 2002 and 2001.

     The Audit Committee has considered whether the non-audit services provided by the Company's independent public accountants during the year ended December 31, 2002 were compatible with the independent public accountants' independence and has concluded that Eisner LLP has maintained its independence.

Recommendation of the Board of Directors

     The Board of Directors unanimously recommends a vote FOR the ratification of the selection of Eisner LLP as independent public accountants for the Company. Unless marked to the contrary, proxies received from stockholders will be voted in favor of the ratification of the selection of Eisner LLP as independent public accountants for the Company for fiscal year 2003.

                      STOCKHOLDER PROPOSALS AND SUBMISSIONS
                      FOR THE COMPANY'S 2003 ANNUAL MEETING

     In accordance with rules promulgated by the Securities and Exchange Commission, any stockholder who wishes to submit a proposal for inclusion in the proxy material to be distributed by the Company in connection with the 2004 Annual Meeting must do so no later than December 24, 2003.

     In addition, in accordance with Article I, Section 7(f) of the Company's Amended & Restated By-Laws, in order to be properly brought before the 2004 Annual Meeting, a matter must be (i) specified in the notice of such meeting given by or at the direction of the Board of Directors (or any duly authorized committed thereof), (ii) otherwise properly brought before such meeting by or at the direction of the Board of Directors (or any duly authorized committed thereof) or (iii) specified in a written notice given by a stockholder of record on the date of the giving of the notice and on the record date for such meeting, which notice conforms to the requirements of Article I, Section 7(f) of the Amended & Restated By-Laws and is delivered to, or mailed and received at, the Company's principal executive offices not less than 120 days nor more than 150 days prior to the first anniversary of the date of the Company's 2003 Annual Meeting. Accordingly, any written notice given by or on behalf of a stockholder pursuant to the foregoing clause (iii) in connection with the 2004 Annual Meeting must be received no later than January 22, 2004 and no earlier than December 23, 2003.

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY. YOUR VOTE IS IMPORTANT. IF YOU ARE A STOCKHOLDER OF RECORD AND ATTEND THE ANNUAL MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE VOTE.


                                       STEVEN MADDEN, LTD.



April 23, 2003                         By: /s/ JAMIESON A. KARSON
                                           -------------------------------------
                                           Jamieson A. Karson
                                           Chief Executive Officer

                                                                         ANNEX A


                               STEVEN MADDEN, LTD.

                                 1999 STOCK PLAN

     This Steven Madden, Ltd. 1999 Stock Plan (the "1999 Plan") is hereby amended as follows:

     1. Section 3 of the 1999 Plan is amended by deleting Section 3 in its entirety and replacing it with the following:

     SECTION 3. STOCK SUBJECT TO THE PLAN. The stock subject to this Plan shall be the Common Stock, presently authorized but unissued or subsequently acquired by the Company. Subject to adjustment as provided in Section 7 hereof, the aggregate amount of Common Stock to be delivered upon the exercise of all options granted under the Plan shall not exceed in the aggregate 2,920,000 shares as such Common Stock was constituted on the effective date of the Plan. If any option granted under the Plan shall expire, be surrendered, exchanged for another option, canceled, or terminated for any reason without having been exercised in full, the unpurchased shares subject thereto shall thereupon again be available for purposes of the Plan, including for replacement options which may be granted in exchange for such surrendered, canceled, or terminated options.

     2. Section 5 of the 1999 Plan is amended in by inserting the following new paragraph 5.1:

                    5.1 EXERCISE PRICE. Except to the extent otherwise provided in agreements with the Company dated prior to the date hereof, the exercise price of an Option granted under the Plan shall be no less than the fair market value of the Common Stock of the Company subject to such Option on the date of grant as determined in good faith by the Plan Administrator.

     3. Section 10.1 of the 1999 Plan is amended by adding the following to the end thereof:

                    "Notwithstanding the foregoing, the Board may not amend the terms of any Option to reduce the option price. Neither may the Board, without the approval of shareholders, cancel any Option and grant a new Option with a lower option price such that the effect would be the same as reducing the option price."

     4. Except as expressly amended hereby, the provisions of the Plan are and shall remain in full force and effect.

     5. This Amendment shall be effective immediately upon approval by the Company's Board of Directors and stockholders of the Company.


                                       Adopted by the Board of Directors
                                       as of the 18th day of April, 2003



                                       Approved by the Stockholders
                                       this ____ day of May, 2003


                                Annex A - Page 1

STEVEN MADDEN, LTD.                                                        PROXY

                               STEVEN MADDEN, LTD.

        THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PLEASE CLEARLY INDICATE A RESPONSE BY CHECKING ONE OF THE BOXES ([FOR] [WITHHOLD AUTHORITY] [AGAINST] OR [ABSTAIN]) NEXT TO EACH OF THE THREE (3) PROPOSALS

     The undersigned stockholder of Steven Madden, Ltd. (the "Company") hereby appoint(s) Jamieson A. Karson, Arvind Dharia and Charles A. Koppelman, and each of them, as attorneys and proxies, each with power of substitution and revocation, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Company's showroom located at 1370 Avenue of the Americas, 12th Floor, New York, New York at 10:00 a.m., local time, on May 23, 2003, and at any adjournments or postponements thereof, with authority to vote all shares of Common Stock of the Company held or owned by the undersigned on April 22, 2003, in accordance with the directions indicated herein.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS NO. 1, 2 AND 3.

1)        ELECTION OF DIRECTORS
          ---------------------

          VOTE

          [ ] FOR ALL nominees listed below EXCEPT as marked to the contrary below

          [ ] WITHHOLD AUTHORITY to vote for ALL nominees listed below (INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name below.)

          [ ]  ABSTAIN

Charles A. Koppelman, Jamieson A. Karson, Arvind Dharia, Gerald Mongeluzo, Marc Cooper, Roger Gladstone, John L. Madden, Peter Migliorini and Awadhesh Sinha.

2)        AMENDMENT OF THE 1999 STOCK PLAN
          --------------------------------

          [ ]  FOR the Amendment of the 1999 Stock Plan

          [ ]  AGAINST

          [ ]  ABSTAIN

3)        RATIFICATION OF THE SELECTION OF EISNER LLP AS INDEPENDENT PUBLIC
          -----------------------------------------------------------------
          ACCOUNTANTS FOR THE COMPANY FOR FISCAL YEAR 2003
          ------------------------------------------------

          [ ]  FOR the ratification of the selection of Eisner LLP

          [ ]  AGAINST

          [ ]  ABSTAIN

     THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE; UNLESS OTHERWISE INDICATED, THIS PROXY WILL BE VOTED (1) FOR THE ELECTION OF THE NINE (9) NOMINEES NAMED IN
ITEM 1, (2) FOR THE AMENDMENT OF THE 1999 STOCK PLAN IN ITEM 2, (3) FOR THE

RATIFICATION OF THE SELECTION OF EISNER LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY FOR FISCAL YEAR 2003 IN ITEM 3 AND (4) IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

     In their discretion, the proxies are authorized to vote upon such other business as may properly be presented at the meeting or any adjournments or postponements thereof.

     Please mark, sign, date and return this Proxy promptly using the accompanying postage pre-paid envelope. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF STEVEN MADDEN, LTD.

Dated:
       -------------------------



                                       -----------------------------------------
                                       Signature



                                       -----------------------------------------
                                       Signature if jointly owned:



                                       -----------------------------------------
                                       Print name:

     Please sign exactly as the name appears on your stock certificate. When shares of capital stock are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please include full title as such. If the shares of capital stock are owned by a corporation, sign in the full corporate name by an authorized officer. If the shares of capital stock are owned by a partnership, sign in the name of the partnership by an authorized officer.

             PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY
                            IN THE ENCLOSED ENVELOPE